EXHIBIT 11

                         EASTCO INDUSTRIAL SAFETY CORP.
                                AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                        FOR THE YEAR ENDED JUNE 30, 1995

Primary:

 Net earnings                                          $   77,937

 Average common shares outstanding                      3,477,383

 Earnings per common share outstanding                 $.0224

         Rounded                                         $.02

 Dilutive options and warrants outstanding
   at June 30, 1995                                     4,142,448
 Less shares attributable to application
   of treasury stock method at an average
   price of $1.375 per share                           (3,694,542)*

          Net incremental shares applicable
            to common stock equivalents                   447,906

 Earnings per common and common equivalent
   shares outstanding                                   $.0199

           Rounded                                        $.02

Fully Diluted:

 Dilutive options and warrants outstanding
   at June 30, 1995                                    4,142,448
 Less shares applicable to application of
   treasury stock method at June 30, 1995
   closing price of $1.75 per share                   (2,902,854)*

 Net incremental shares applicable to
   common stock equivalents                            1,239,594

 Earnings per fully diluted common and
   common equivalent shares outstanding                 $.0165

          Rounded                                          $.02

*The limitation on shares subject to the treasury stock method, pursuant to the provisions of Paragraph 38 of Accounting Principles Board Opinion Number 15, is not applicable because the result thereof is anti-dilutive.